For Immediate Release
Hydrogen Engine Center, Inc. Names Chief Operating Officer
Robert P. Morrison

President Ted Hollinger will focus full-time on development of energy solutions through research and patent applications

For Immediate Release - September 28, 2006 - Algona, IA - Progressive manufacturing professional Robert P. Morrison has been named Chief Operating Officer of Hydrogen Engine Center, Inc. (OTCBB:HYEG.OB) The announcement was made by Hydrogen Engine Center, Inc.'s, Founder and President Ted Hollinger on September 25, 2006, with the appointment effective immediately.

"Bob Morrison's success in transforming manufacturing operations into highly efficient business units is exceptional," said Hollinger in making the announcement. "He has an impressive and proven ability to lead an empowered work force, resulting in improved quality, increased production and superior process capabilities," Hollinger added.

The announcement of Bob Morrison as the company's COO is a signal that President Hollinger will be able to focus on developing new energy solutions through the company's assertive research and development program. "With Bob taking care of the day-to-day growth of production and operations, I am now able to go back to Oxx Works(TM) full-time and full-speed ahead," said Hollinger.

Morrison's impressive career includes Senior Vice President Manufacturing at Oceaneering International, Inc. During his four year tenure at the worldwide advanced applied technology company, Morrison was responsible for company wide manufacturing, materials and quality.

Previously, Morrison was a valued executive for 11 years at Dresser Industries (acquired by Halliburton in 1998). During his tenure at Dresser, Morrison was named President of the Roots Division. Prior to his promotion, Morrison was Vice President of Manufacturing at Dresser Industries' Waukesha Engine Division, a vertically integrated engine manufacturing company. During his eight year tenure, Morrison was directly involved in progressing the development of internal combustion engine technology.

Morrison completed the prestigious two-year General Electric Manufacturing Management Training Program, and is a graduate of Illinois State University with a degree in Industrial Technology.



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Hydrogen  Engine  Center,  Inc.   www.hydrogenenginecenter.com  Hydrogen  Engine
Center, Inc. designs, manufactures and distributes alternative-fueled internal combustion engines and power generation equipment for distributed power, agricultural, industrial, airport ground support, vehicular, business and home applications. All HEC engines and gensets are capable of running on a multitude of fuels, including but not limited to, hydrogen, gasoline, propane, natural gas and ethanol. Development of an ammonia-fueled engine is underway. HEC trades on the Bulletin Board under the symbol "HYEG.OB." Its principal offices are located at 2502 E Poplar St., Algona, Iowa 50511 . Visit www.hydrogenenginecenter.com or call 515-295-3178 for more information.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. Investor Relations


Contact:
Sandra M. Batt, CPA, sbatt@hydrogenenginecenter.com
Chief Financial Officer
Hydrogen Engine Center, Inc.
515-295-3178

Media Contact:
Nicole Fritz-Kemna, nkemna@hydrogenenginecenter.com
Communications Director
Hydrogen Engine Center, Inc.
515-295-3178

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